EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
DOV Pharmaceutical, Inc.
(201) 968-0980
Barbara Duncan Chief Financial Officer	Alan Beckhard Manager, Investor Relations and Corporate Communications

DOV Pharmaceutical, Inc. Announces First Quarter 2005 Results

Hackensack, NJ, May 9, 2005. DOV Pharmaceutical, Inc. (Nasdaq: DOVP) today announced results for the first quarter ending March 31, 2005.

First Quarter 2005 Performance

For the first quarter of 2005, the Company reported a net loss of $9.1 million, or $0.41 per share, compared with $7.7 million, or $0.46 per share, for the comparable period last year. At March 31, 2005, cash and cash equivalents and marketable securities totaled $137.0 million.

Revenue. Our revenue for the three months ended March 31, 2005 was comprised of $2.1 million of amortization of the $35.0 million fee the Company received on the signing of the license, research and development agreement for its collaboration with Merck. The up-front payment has been deferred and is being amortized to revenue over the estimated research and development period of 51 months. The Company recorded no revenue in the first quarter of 2004.

Research and Development Expense. Research and development expense increased $4.3 million to $9.8 million for the first quarter 2005 from $5.5 million for the comparable period in 2004. $3.6 million of the increase in research and development expense was associated with increased clinical development costs including an increase of $2.3 million for bicifadine and $1.1 million for DOV 102,677. The remaining increase in research and development expense included an increase of $405,000 for preclinical development and $389,000 for payroll and associated overhead related to research and development offset by a net decrease in professional fees of $127,000.

General and Administrative Expense. General and administrative expense increased $375,000 to $1.6 million for the first quarter 2005 from $1.3 million for the comparable period in 2004. The increase was primarily attributable to an increase of $210,000 in legal expense, $105,000 in payroll and related overhead and $45,000 in office and related expenses.

Interest Income. Interest income increased $721,000 to $879,000 in the first quarter 2005 from $158,000 in the comparable period in 2004 primarily due to higher average cash balances and a higher effective interest rate yield.

Interest Expense. Interest expense decreased $481,000 to $601,000 in the first quarter 2005 from $1.1 million in the comparable period in 2004. In 2004, the $1.1 million of interest expense was primarily attributable to the convertible promissory note and convertible line of credit promissory note then outstanding. As the notes were converted in May 2004 and January 2005, the Company recorded only $105,000 of interest expense related to the latter of these notes in the first quarter of 2005. This decrease was offset by an increase of $495,000 in interest expense on the $80.0 million of convertible debentures placed in December 2004 and January 2005.

Recent Highlights:

April 2005

The Company:

•
Received notice from its partner, Neurocrine Biosciences, Inc., or Neurocrine, that it submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for indiplon capsules for the treatment of insomnia in both adult and elderly patients. The filing was resubmitted to the FDA to address formatting difficulties with the electronic common technical document (e-CTDformat), originally submitted in late 2004.

•
Completed dosing in a Phase I clinical trial with DOV 102,677, one of the Company’s triple reuptake inhibitors for the treatment of depression. The Company intends to initiate additional Phase I clinical trials in the second and third quarter of 2005.

•	Initiated a Phase I clinical trial for bicifadine to investigate possible effects of subject age differences on pharmacokinetic parameters.

May 2005

The Company:

•
Completed an interim futility analysis of the Phase III clinical trial of bicifadine, the Company’s novel analgesic, in patients with moderate to severe acute pain following bunionectomy surgery. Based on the results of this analysis the Company is continuing the clinical trial. This clinical trial is intended to satisfy one of the four efficacy trials required for an acute pain indication in an NDA filing. It is anticipated that patient enrollment will be completed in the second quarter of 2005 and that results of the study will be available by the end of the third quarter of 2005.

DOV is a biopharmaceutical company focused on the discovery, acquisition, development and commercialization of novel drug candidates for central nervous system and other disorders, including cardiovascular, that involve alterations in neuronal processing. The Company has six product candidates undergoing clinical development that address therapeutic indications with significant unmet needs. In addition, its partner Neurocrine has filed a NDA for the treatment of indiplon in insomnia.

Cautionary Note

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

•	demonstrate the safety and efficacy of product candidates at each stage of development;

•	meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

•	meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

•	meet obligations and required milestones under our license and other agreements;

•	obtain and maintain collaborations as required with pharmaceutical partners;

•	obtain substantial additional funds;

•	obtain and maintain all necessary patents or licenses; and

•	produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

Factors that may cause our actual results to differ materially from our forward-looking statements include (i) one or more of our product candidates could be shown to cause harmful side effects, (ii) one or more of our product candidates may not exhibit the expected therapeutic results, (iii) we or the FDA may suspend one or more of our clinical trials, (iv) patient recruitment may be slower than expected or patients may drop out of our clinical trials, (v) regulatory approval for our product candidates may not be received or may be delayed, and (vi) performance of our licensees and collaborative partners on whom our success depends may not fulfill their obligations to us. You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2005. We qualify all our forward-looking statements by these cautionary statements. There may be other factors that may materially affect our forward-looking statements and our future results. Readers should not, therefore, place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.

DOV PHARMACEUTICAL, INC.
CONSOLIDATED BALANCE SHEET DATA

	December 31, 2004	March 31, 2005
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$28,934,473	$11,994,407
Marketable securities	103,287,600	124,956,465
Working capital	91,334,455	96,445,852
Total assets	136,722,553	141,925,929
Long-term debt	65,000,000	80,000,000
Total stockholders' equity	27,936,332	22,754,126

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2004	2005
	(Unaudited)

Revenue	$—	$2,058,823
Operating expenses:
Research and development expense	5,509,292	9,806,602
General and administrative expense	1,257,382	1,632,110
Loss from operations	(6,766,674)	(9,379,889)
Interest income	157,893	878,814
Interest expense	(1,081,366)	(600,608)
Other income (expense), net	455	(5,931)

Total consolidated net loss	$(7,689,692)	$(9,107,614)

Basic and diluted net loss per share	$(0.46)	$(0.41)

Weighted average shares used in computing basic and diluted net loss per share	16,700,740	22,420,128